UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2005

Illumina, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30361	330804655

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9885 Towne Centre Drive, San Diego,
California	92121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	858 202 4500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Illumina, Inc. hereby files Amendment No. 1 to its Form 8-K filed with the Securities and Exchange Commission on February 22, 2005. Such Form 8-K is hereby amended and supplemented as follows:

Item 1.01. Entry into a Material Definitive Agreement.

On February 22, 2005, Illumina, Inc. (“Illumina”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Semaphore Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Illumina (“Merger Sub”) and CyVera Corporation, a Delaware corporation (“CyVera”). CyVera is a privately-held company based in Connecticut that develops encoding technology for bead-based assays. The Merger Agreement provides that, upon the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into CyVera, with CyVera continuing as the surviving corporation and a wholly-owned subsidiary of Illumina (the “Merger”).

Under the terms of the Merger Agreement, in exchange for all outstanding shares of CyVera capital stock, Illumina will issue that number of shares of its common stock, par value $0.01 per share, equal to $17.5 million less certain assumed liabilities of approximately $2.3 million that will be paid in cash. Illumina will assume all outstanding stock options held by CyVera employees. The number of shares of Illumina common stock issuable in exchange for the outstanding equity of CyVera will be based on the average closing price of Illumina common stock as quoted on the Nasdaq National Market for the ten trading days preceding the effective time of the Merger, subject to a 10% collar based on the average closing price of Illumina common stock for the ten trading days preceding the date of the Merger Agreement. In addition, the Merger Agreement provides that shares of Illumina common stock with a value of approximately $2.5 million will be held in escrow for a 12-month period following the closing of the Merger to satisfy possible indemnification claims made by Illumina.

Illumina and CyVera have made customary representations, warranties and covenants in the Merger Agreement. In addition, CyVera made certain other covenants, including (i) not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, to enter into discussions concerning such alternative transactions and (ii) to engage an independent auditing firm to conduct an audit of CyVera’s 2004 financial statements.

Consummation of the Merger is subject to customary conditions, including approval of CyVera’s stockholders and absence of any law or order prohibiting the closing. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants. Illumina’s obligation to consummate the Merger is also subject to CyVera’s fulfillment of additional conditions, including, among others, that the holders of no more than 10% of CyVera’s outstanding capital stock shall have exercised appraisal rights with respect to the merger and that CyVera shall have delivered lock-up agreements from certain of its stockholders and signed signed offer letters from certain key employees.

The Merger Agreement contains certain termination rights for both Illumina and CyVera, including the right to terminate the Merger Agreement if the average price (calculated as set forth above) of Illumina common stock on the closing date is less than 75% of the average price (calculated as set forth above) of Illumina common stock on the date of the Merger Agreement. The Merger Agreement further provides that, upon termination, under specified circumstances, CyVera may be required to pay Illumina a termination fee of $500,000 plus all of Illumina’s reasonable expenses incurred in connection with the Merger Agreement.

The parties currently expect the Merger to close in late March, 2005.

On February 22, 2005, Illumina and CyVera jointly issued a press release announcing the execution of the Merger Agreement.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release dated February 22, 2005 announcing plan of merger with CyVera Corporation (previously filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Illumina, Inc.
February 23, 2005	By:	Timothy M. Kish
		Name:	Timothy M. Kish
		Title:	Chief Financial Officer